Exhibit 10.3

ENVISION HEALTHCARE CORPORATION
FIRST AMENDMENT TO
ENVISION HEALTHCARE HOLDINGS INC.
2013 OMNIBUS INCENTIVE PLAN
WHEREAS, the board of directors (the “Board”) and stockholders of Envision Healthcare Corporation, (the “Company”), have adopted the Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”);
WHEREAS, Section 15.2 of the Plan permits the Board to amend the Plan from time to time, subject only to certain limitations specified therein.
NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:
1. The Plan shall be renamed the “Envision Healthcare Corporation 2013 Omnibus Incentive Plan for Legacy Envision Employees”.
2. Section 2.9 of the Plan shall be, and hereby is, amended by replacing the definition of “Cause” therein in its entirety with the following:
“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, (ii) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (iii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Administrator in its sole discretion. Any such determination shall be final and binding on a Participant.
3.   Section 2.10 of the Plan shall be, and hereby is, amended by replacing the definition of “Change in Control” therein in its entirety with the following:
“Change in Control” shall mean, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:
(i)    any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
(ii)    as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or; or
(iii)    during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the

Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.
Notwithstanding the foregoing, (i) unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall mean a “change in the ownership of the corporation,” a “change in the effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (ii) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

4.	The following shall be, and hereby is, added as a new Section 3.6 of the Plan:
3.6 Minimum Vesting Period. Except for Substitute Awards, or the death, Disability or Retirement of the Participant, or in the event of a Change in Control, Awards shall have a Vesting Period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto); provided, that the Committee has the discretion to waive this requirement with respect to an Award at or after grant, so long as the total number of Shares that are issued pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Shares authorized for grant under the Plan as originally stated under Section 4.1(a).
5.    Section 4.1(b) of the Plan shall be, and hereby is, amended in its entirety to provide as follows:
(b)    If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, after February 24, 2017, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (1) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, (2) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, (3) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options, and (4) Shares withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or Stock Appreciation Right.
6.   Section 15.11 of the Plan shall be amended by substituting the following parenthetical for the parenthetical in the first proviso thereof: “(or such other amount as may be necessary or permissible to avoid liability award accounting)”.
7.   In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.